Exhibit 10.2

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of October 31, 2013, by and among Marcus & Millichap Company, a California corporation (“MMC”), and Marcus & Millichap, Inc., a Delaware corporation and a majority owned subsidiary of MMC (“MMI”) (MMC and MMI are sometimes collectively referred to herein as the “Companies” and, as the context requires, individually referred to herein as the “Company”).

RECITALS

WHEREAS, the Board of Directors of MMC has determined that it would be appropriate and desirable to separate completely the MMI brokerage business from MMC;

WHEREAS, as of the date hereof, MMC is the common parent of an affiliated group of corporations, including MMI, which has elected to file consolidated Federal income tax returns;

WHEREAS, pursuant to the Contribution Agreement (as defined below), MMC has undertaken to contribute all of its stock of Marcus & Millichap Real Estate Investment Services, Inc. to MMI;

WHEREAS, MMC has agreed to effect the Debt-for-Equity Exchange and the Distribution;

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, at the time of, and subsequent to the Distribution (as defined below), and to provide for and agree upon other matters relating to Taxes;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Active Trade or Business” means (i) with respect to MMI, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the MMI brokerage business as conducted immediately prior to the IPO and (ii) with respect to MMC, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of MMC’s business as conducted immediately prior to the IPO other than the MMI brokerage business.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person specified. “Control” means beneficial ownership of more than fifty percent (50%) of the stock of an entity by voting power or value.

“Agreement” means this Tax Matters Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks located in San Francisco, California, are required or authorized by law to remain closed.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” have the meaning provided in the first sentence of this Agreement.

“Contribution” means the contribution of the stock of Marcus & Millichap Real Estate Investment Services, Inc. to MMI pursuant to the Contribution Agreement.

“Contribution Agreement” means the Contribution Agreement by and among MMI and the shareholders of Marcus & Millichap Real Estate Investment Services, Inc., including MMC.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Debt-for-Equity Exchange” means an exchange by MMC of MMI Common Stock for debt owed by MMC in connection with the Distribution.

“Deconsolidation Date” means the last date on which MMI qualifies as a member of the affiliated group (as defined in Section 1504 of the Code) of which MMC is the common parent.

“Dispute” has the meaning set forth in Section 13.01 of this Agreement.

“Distribution” means the distribution of the stock of MMI by MMC to its shareholders.

“Distribution Date” means the date or dates on which the Distribution occurs.

“Employment Tax” means any income, withholding or payroll Taxes payable by the Companies or their subsidiaries in respect of wages or other amounts payable to employees (including FICA and FUTA Taxes) and any interest, penalties and additions to tax in respect of any such Tax.

“Fifty Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” has the meaning set forth in Section 6.04(d) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of any Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Group” means the MMC Group or the MMI Group, or both, as the context requires.

“Income Tax” means any United States federal income Tax, state income Tax or foreign income Tax (including any such Taxes imposed by means of withholding and including any interest, penalties or additions to tax in respect thereto); provided that Income Tax shall not include Employment Taxes.

“Indemnitee” has the meaning set forth in Section 12.02 of this Agreement.

“Indemnitor” has the meaning set forth in Section 12.02 of this Agreement.

“IPO” means the initial public offering of MMI.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return relating to Income Tax that actually includes, by election or otherwise, one or more members of the MMC Group together with one or more members of the MMI Group.

“MMC” has the meaning provided in the first sentence of this Agreement.

“MMC Entity” means an entity that is a member of the MMC Group immediately after the Distribution or thereafter becomes a member of the MMC Group.

“MMC Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which MMC is the common parent, as determined immediately after the Distribution.

“MMC Separate Return” means any Tax Return relating to Income Taxes of or including any member of the MMC Group (including any consolidated, combined or unitary return) that does not include any member of the MMI Group.

“MMI” has the meaning provided in the first sentence of this Agreement.

“MMI Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the MMI Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“MMI Common Stock” means common stock of MMI.

“MMI Entity” means an entity that is a member of the MMI Group immediately after the Distribution or thereafter becomes a member of the MMI Group.

“MMI Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which MMI is the common parent, as determined immediately after the Distribution.

“MMI Separate Return” means any Tax Return relating to Income Taxes of or including any member of the MMI Group (including any consolidated, combined or unitary return) that does not include any member of the MMC Group.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a) of this Agreement.

“Payment Date” means (i) with respect to any MMC federal consolidated income Tax Return, (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or if earlier (C) the date the return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” has the meaning set forth in Section 4.03 of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Deconsolidation Period” means any Tax Period beginning after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any Tax Period ending on or before the Deconsolidation Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 13.03 of this Agreement.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered or deliverable by MMC, MMI, their Affiliates or representatives thereof in connection with the rendering by Tax Advisors, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.

“Required Party” has the meaning set forth in Section 4.03 of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Ruling” means a private letter ruling issued by the IRS to MMC in connection with the Contribution and Distribution.

“Ruling Request” means any letter filed by MMC with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Separate Return” means an MMC Separate Return or an MMI Separate Return, as the case may be.

“Separation Transactions” means the Contribution, the Debt-for-Equity Exchange and the Distribution.

“Straddle Period” means any Tax Period that begins before or on the Deconsolidation Date and ends after the Deconsolidation Date.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a tax counsel or accountant of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of the Contribution, the Debt-for-Equity Exchange and the Distribution, taken together, (i) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (iii) as a transaction in which MMC, MMI and the shareholders of MMC recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of MMC and MMI, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, and in the case of the shareholders of MMC, any income from distributions of cash to them.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS or other Tax Authorities deliverable to MMC in connection with the Contribution, the Debt-for-Equity Exchange, the Distribution, the IPO or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes that are the subject of this Agreement.

“Tax-Related Losses” means (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by MMC (or any MMC Affiliate) or MMI (or any MMI Affiliate) in respect of the liability to shareholders, in each case resulting from the failure of the Contribution, the Debt-for-Equity Exchange and/or the Distribution to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any MMC Entity and any MMI Entity with respect to any Tax Period ending prior to or including the final Distribution Date.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to MMC (under Section 6.01(c)) or MMI (under Section 6.02(c)) on which MMC or MMI, as the case may be, may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Contribution, the Debt-for-Equity Exchange and the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2. Allocation of Tax Liabilities.

Section 2.01. General Rule.

(a) MMC Liability. MMC shall be liable for, and shall indemnify and hold harmless the MMI Group from and against any liability for, Taxes which are allocated to MMC under this Section 2.

(b) MMI Liability. MMI shall be liable for, and shall indemnify and hold harmless the MMC Group from and against any liability for, Taxes which are allocated to MMI under this Section 2.

Section 2.02. Allocation of Income Taxes. Except as provided in Section 2.03, Section 2.04 or Section 2.05, Income Taxes shall be allocated as follows:

(a) Pre-Deconsolidation Allocation. MMC shall be responsible for any and all Income Taxes of the MMC Entities and the MMI Entities due with respect to any income Tax Return (including any increase in such Tax as a result of a Final Determination) for all Pre-Deconsolidation Periods and to that portion of a Straddle Period that ends on the Deconsolidation Date.

(b) Post-Deconsolidation Allocation to MMI. MMI shall be responsible for any and all Income Taxes due with respect to any income Tax Return of any MMI Entity (including any increase in such Tax as a result of a Final Determination) for all Post-Deconsolidation Periods and to that portion of a Straddle Period that begins after the Deconsolidation Date.

(c) Allocations With Respect to Straddle Periods. For purposes of this Section 2.02, with respect to a Straddle Period, the Companies shall determine the Tax attributable to the portion of the Straddle Period that ends on the Deconsolidation Date by an interim closing of the books of the Companies and the members of their respective Groups as of the Deconsolidation Date. For this purpose, such portion of the Straddle Period shall be deemed to end at the end of the day on the Deconsolidation Date.

Section 2.03. Other Taxes. Employment Taxes, sales and use Taxes, ad valorem and property Taxes and all other Taxes other than Income Taxes shall be borne by the entity(ies) on which such taxes are imposed under pertinent Tax Law.

Section 2.04. MMI Liability. MMI shall be liable for, and shall indemnify and hold harmless the MMC Group from and against, any liability for:

(a) any Tax allocated to MMI or any other MMI Entity pursuant to Sections 2.01 through 2.03;

(b) any Tax or other damages resulting from a breach by MMI of any covenant in this Agreement; and

(c) any Tax-Related Losses for which MMI is responsible pursuant to Section 6.04 of this Agreement.

Section 2.05. MMC Liability. MMC shall be liable for, and shall indemnify and hold harmless the MMI Group from and against, any liability for:

(a) any Income Taxes imposed as a result of the triggering of an excess loss account occurring by reason of the Distribution or income attributable to a deferred intercompany transaction occurring on or prior to the Deconsolidation Date pursuant to the Treasury Regulations promulgated under Section 1502 of the Code (or comparable provisions of any state law);

(b) any Tax allocated to MMC or any other MMC Entity pursuant to Sections 2.01 through 2.03;

(c) any Tax or other damages resulting from a breach by MMC of any covenant in this Agreement; and

(d) any Tax-Related Losses for which MMC is responsible pursuant to Section 6.04 of this Agreement.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01. MMC’s Responsibility. MMC has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) all Joint Returns;

(b) all MMC Separate Returns;

(c) all MMI Separate Returns for Pre-Deconsolidation Periods and Straddle Periods; and

(d) all Tax Returns for members of the MMC Group.

Section 3.02. MMI’s Responsibility. Except as provided in Section 3.01, the members of the MMI Group shall prepare and file, or shall cause to be prepared and filed, their own Tax Returns.

Section 3.03. Tax Reporting Practices.

(a) MMC General Rule. Except as provided in Section 3.03(c), MMC shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.01, in accordance with reasonable Tax accounting practices selected by MMC.

(b) MMI General Rule. Except as provided in Section 3.03(c), MMI shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.02, in accordance with reasonable tax accounting practices selected by MMI.

(c) Reporting of Separation Transactions. The Companies agree to report, and to cause the members of their respective Groups to report, the Tax treatment of the Separation Transactions on any Tax Return in a manner consistent with the Ruling Request and the Tax Opinions/Rulings, taking into account the jurisdiction in which such Tax Returns are filed.

Section 3.04. Consolidated or Combined Tax Returns. MMI will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that MMC determines are required to be filed or that MMC chooses to file pursuant to Section 3.01(a).

Section 3.05. Right to Review Tax Returns. The Responsible Company with respect to any material Tax Return shall make the portion of such Tax Return and related workpapers which are relevant to the determination of the other Company’s rights or obligations under this Agreement available for review by the other Company to the extent (i) such Tax Return relates to Taxes for which the requesting party or its Affiliates would reasonably be expected to be liable either under this Agreement or pertinent Tax Law, (ii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iii) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall make such portion of such Tax Return available for review by the other Company at least thirty (30) days prior to the scheduled filing date of such Tax Return (which shall be no later than the extended due date of such Tax Return). Such other Company shall provide to the Responsible Company any comments it may have with respect to such Tax Return within twenty (20) days after receipt of such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

Section 3.06. MMI Carrybacks and Claims for Refund. MMI hereby agrees that, unless MMC consents in writing, (i) no Adjustment Request with respect to any Joint Return shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Joint Return any MMI Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such MMI Carryback.

Section 3.07. Apportionment of Tax Attributes. MMC and MMI shall cooperate in good faith to determine the amount of any Tax Attributes that should be allocated or apportioned to the MMC Group and the MMI Group, respectively, under applicable law. If the Companies are not able to resolve any such issues regarding the allocation of such Tax Attributes, then the matter shall be resolved in the manner set forth in Section 13. The Companies shall prepare all Tax Returns in accordance with the determinations made pursuant to this Section 3.07.

Section 4. Tax Payments.

Section 4.01. Payment of Taxes With Respect to Certain Joint Returns. In the case of any Joint Return, at least three Business Days prior to any Payment Date in respect of any such Joint Return, MMC shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.03 relating to reasonable accounting practices) with respect to such Joint Return on such Payment Date. MMC shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to MMI).

Section 4.02. Indemnification Payments.

(a) If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within 20 Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.03.

(b) All indemnification payments under this Agreement shall be made by MMC directly to MMI and by MMI directly to MMC; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the MMC Group, on the one hand, may make such indemnification payment to any member of the MMI Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 12.01.

Section 5. Tax Refunds.

Section 5.01. Tax Refunds. MMC (or the applicable MMC Entity) shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which MMC (or any other MMC Entity) is liable hereunder. MMI (or the applicable MMI Entity) shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which

MMI (or any other MMI Entity) is liable hereunder. A Company receiving a refund to which the other Company is entitled hereunder shall pay over such refund to such other Company within twenty (20) Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

Section 6. Tax-Free Status.

Section 6.01. Restrictions on MMI.

(a) MMI agrees that it will not take or fail to take, or permit any MMI Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Ruling Request, Representation Letters or Tax Opinions/Rulings or (ii) which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Contribution, the Debt-for-Equity Exchange or the Distribution.

(b) MMI agrees that, from the date hereof until the first Business Day after the two-year anniversary of the final Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each MMI Entity whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax Law and (iv) not engage in any transaction or permit an MMI Entity to engage in any transaction that would result in an MMI Entity described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof.

(c) MMI agrees that, from the date hereof until the first Business Day after the two-year anniversary of the final Distribution Date, it will not and will not permit any MMI Entity described in clause (iii) of Section 6.01(b) to take any action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in any Ruling Request, Representation Letters or the Tax Opinions/Rulings) which in the aggregate would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty Percent or Greater Interest in MMI or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action, (A) MMI shall have requested that MMC obtain a Ruling in accordance with Sections 6.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and MMC shall have received such a Ruling in form and substance satisfactory to MMC, (B) MMI shall provide MMC with an Unqualified Tax Opinion in form and substance satisfactory to MMC, or (C) MMC shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

Section 6.02. Restrictions on MMC.

(a) MMC agrees that it will not take or fail to take, or permit any MMC Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Ruling Request, Representation Letters or Tax Opinions/ Rulings, or (ii) which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Contribution, the Debt-for-Equity Exchange or the Distribution; provided, however, that this Section 6.02 shall not be construed as obligating MMC to consummate the Contribution, the Debt-for-Equity Exchange or the Distribution.

(b) MMC agrees that, from the date hereof until the first Business Day after the two-year anniversary of the final Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each MMC Entity whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax Law and (iv) not engage in any transaction or permit an MMC Entity to engage in any transaction that would result in an MMC Entity described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof.

(c) MMC agrees that, from the date hereof until the first Business Day after the two-year anniversary of the final Distribution Date, it will not and will not permit any MMC Entity described in clause (iii) of Section 6.02(b) to take any action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in any Ruling Request, Representation Letters or the Tax Opinions/Rulings) which would be reasonably likely to jeopardize the Tax-Free Status, unless prior to taking any such action, (A) MMC shall have obtained a Ruling in accordance with Section 6.03(c) of this Agreement to the effect that such transaction will not affect the Tax-Free Status, MMC shall have provided a copy of such Ruling to MMI, and such Ruling shall be in form and substance satisfactory to MMI, (B) MMC shall provide MMI with an Unqualified Tax Opinion in form and substance satisfactory to MMI, or (C) MMI shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

Section 6.03. Procedures Regarding Opinions and Rulings.

(a) If MMI notifies MMC that it desires to take one of the actions described in Section 6.01(c) (a “Notified Action”), MMC and MMI shall reasonably cooperate to attempt to obtain the Ruling (if potentially available) or Unqualified Tax Opinion referred to in Section 6.01(c), unless MMC shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) MMC agrees that at the reasonable request of MMI pursuant to Section 6.01(c), MMC shall cooperate with MMI and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Ruling (if potentially available) or an Unqualified Tax Opinion for the purpose of permitting MMI to take the Notified Action. In no event shall MMC be required to file any Ruling Request under this Section 6.03(b) unless MMI represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the MMI Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. MMI shall reimburse MMC for all reasonable costs and expenses, including expenses relating to the utilization of MMC Group personnel, incurred by the MMC Group in obtaining a Ruling or Unqualified Tax Opinion requested by MMI within ten Business Days after receiving an invoice from MMC therefor.

(c) MMC shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its discretion in order to enable MMC or any other MMC Entity to take any actions described in Section 6.02(c). If MMC determines to obtain a Ruling or an Unqualified Tax Opinion, MMI shall (and shall cause each Affiliate of MMI to) cooperate with MMC and use commercially reasonable efforts to take any and all actions reasonably requested by MMC in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that MMI shall not be required to make (or cause any Affiliate of MMI to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control); provided further that MMI shall not be required to make any representation or covenant with respect to a Ruling Request unless MMC represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the MMC Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. MMC shall reimburse MMI for all reasonable costs and expenses, including expenses relating to the utilization of MMI Group personnel, incurred by the MMI Group in connection with such cooperation within ten Business Days after receiving an invoice from MMI therefor.

(d) MMI hereby agrees that MMC shall have sole and exclusive control over the process of obtaining any Ruling, and that only MMC shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 6.03(b), (A) MMC shall keep MMI informed in a timely manner of all material actions taken or proposed to be taken by MMC in connection therewith; (B) MMC shall (1) reasonably in advance of the submission of any Ruling Request documents provide MMI with a draft copy thereof, (2) reasonably consider MMI’s comments on such draft copy, and (3) provide MMI with a final copy; and (C) MMC shall provide MMI with notice reasonably in advance of, and MMI shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither MMI nor any MMI Affiliate shall independently seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Contribution, the Debt-for-Equity Exchange or the Distribution (including the impact of any other transaction on the Contribution, the Debt-for-Equity Exchange or the Distribution).

Section 6.04. Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement to the contrary (and in each case regardless of whether Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(c) may have been provided), subject to Section 6.04(c), MMI shall be responsible for, and shall indemnify and hold harmless MMC and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, the Debt-for-Equity Exchange, the IPO, or the Distribution) of all or a portion of MMI’s stock, the stock of its subsidiaries and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by MMI with respect to transactions or events (including, without limitation, stock issuances pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of MMI representing a Fifty Percent or Greater Interest therein, (C) any act or failure to act by MMI or any MMI Affiliate described in Section 6.01 (regardless of whether such act or failure to act may be covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(c)) or (D) any breach by MMI of its agreement and representations set forth in Section 6.01.

(b) Notwithstanding anything in this Agreement to the contrary (and in each case regardless of whether a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.02(c) may have been provided), subject to Section 6.04(c), MMC shall be responsible for, and shall indemnify and hold harmless MMI and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution, the Debt-for-Equity Exchange, the IPO, or the Distribution) of all or a portion of MMC’s stock, the stock of its subsidiaries and/or its assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by MMC with respect to transactions or events (including, without limitation, stock issuances pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of MMC representing a Fifty Percent or Greater Interest therein, (C) any act or failure to act by MMC or a member of the MMC Group described in Section 6.02 (regardless of whether such act or failure to act may be covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.02(c)) or (D) any breach by MMC of its agreement and representations set forth in Section 6.02.

(c) (i) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 6.04(a) and (b), responsibility for such Tax-Related Loss shall be shared by MMC and MMI according to relative fault.

(ii) Notwithstanding anything in Section 6.04(b) or (c)(i) or any other provision of this Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty Percent or Greater Interest in MMC) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from (i) an acquisition after the Distribution of any stock or assets of MMI (or any other MMI Entity) by any means whatsoever by any Person or (ii) any action or failure to act by MMI affecting the voting rights of MMI stock, MMI shall be responsible for, and shall indemnify and hold harmless MMC and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(iii) Notwithstanding anything in Section 6.04(a) or (c)(i) or any other provision of this Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty Percent or Greater Interest in MMI) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from (i) an acquisition after the Distribution of any stock or assets of MMC (or any other MMC Entity) by any means whatsoever by any Person or (ii) any action or failure to act by MMC affecting the voting rights of MMC stock, MMC shall be responsible for, and shall indemnify and hold harmless MMI and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d) MMI shall pay the MMC the amount of any Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses for which MMI is responsible under this Section 6.04 no later than two Business Days prior to the date MMC files, or causes to be filed the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (i), (ii) or (iii) of the definition of “Final Determination,” then such payment shall be made no later than two Business Days after the date of such Final Determination with interest calculated at the Prime Rate plus two percent, compounded semiannually, from the date that is two Business Days prior to the Filing Date through the date of such Final Determination). MMI shall pay MMC the amount of any Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses for which MMI is responsible under this Section 6.04 no later than two Business Days after the date MMC pays such Tax-Related

Losses. MMC shall pay MMI the amount of any Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Loss for which MMC is responsible under this Section 6.04 no later than two Business Days after the date MMI pays such Tax-Related Losses.

Section 7. Assistance and Cooperation.

Section 7.01. Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and the members of their respective Groups, including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Company and the members of its Group and pertinent to the matters described in the preceding sentence available to such other Company as provided in Section 8. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes covered by this Agreement, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to such Taxes. In the event that a member of the MMC Group, on the one hand, or a member of the MMI Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Companies shall cooperate pursuant to this Section 7 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment. MMI shall cooperate with MMC and take any and all actions reasonably requested by MMC in connection with obtaining the Tax Opinions/Rulings (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor or Tax Authority; provided that, MMI shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither MMC nor any MMC Affiliate shall be required to provide MMI or any MMI Affiliate or any other Person access to or copies of any information (including the proceedings of any Tax Contest) other than information that relates to MMI, the business or assets of MMI or any MMI Affiliate, or MMI’s rights and obligations under this Agreement and (ii) in no event shall MMC or any MMC Affiliate be required to provide MMI, any MMI Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that MMC determines that the provision of any information to MMI or any MMI Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither MMI nor any MMI Affiliate shall be required to provide MMC or any MMC Affiliate or any other Person access to or copies of any information (including the proceedings of any Tax Contest) other than information that relates to MMC, the business or assets of MMC or any MMC Affiliate or MMC’s rights and obligations under this Agreement and (ii)

in no event shall MMI or any MMI Affiliate be required to provide MMC, any MMC Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that MMI determines that the provision of any information to MMC or any MMC Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02. Income Tax Return Information. MMI and MMC acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by MMC or MMI pursuant to Section 7.01 or this Section 7.02. MMI and MMC acknowledge that failure to conform to the reasonable deadlines set by MMC or MMI could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns, including, but not limited to, any pro forma returns required by the Responsible Company for purposes of preparing such Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and at or prior to the time reasonably specified by the Responsible Company so as to enable the Responsible Company to file such Tax Returns on a timely basis.

Section 7.03. Reliance by MMC. If any member of the MMI Group supplies information to a member of the MMC Group in connection with a Tax liability and an officer of a member of the MMC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the MMC Group identifying the information being so relied upon, the chief financial officer of MMI (or any officer of MMI as designated by the chief financial officer of MMI) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04. Reliance by MMI. If any member of the MMC Group supplies information to a member of the MMI Group in connection with a Tax liability and an officer of a member of the MMI Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the MMI Group identifying the information being so relied upon, the chief financial officer of MMC (or any officer of MMC as designated by the chief financial officer of MMC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8. Tax Records.

Section 8.01. Retention of Tax Records. Each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Deconsolidation Periods, and MMC shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Deconsolidation Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Deconsolidation Date (such later date, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records upon 60 Business Days’ prior written notice to the other Company. If, prior to the Retention Date, (a) a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees, then such first Company may dispose of such Tax Records upon 60 Business Days’ prior notice to the other Company.

Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 60 Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, one of the Companies determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Company may decommission or discontinue such program or system upon 90 days’ prior notice to the other Company and the other Company shall have the opportunity, at its cost and expense, to copy, within such 60 Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02. Access to Tax Records. Each Company shall, and shall cause the members of its Group to, make available to the other Company for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and each Company shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, at the cost and expense of such other Company, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03. Preservation of Privilege. Notwithstanding anything to the contrary herein, no member of either Company’s Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing as of the date hereof to which Privilege may reasonably be asserted without the prior written consent of the other Company, such consent not to be unreasonably withheld.

Section 9. Tax Contests.

Section 9.01. Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by the other Company hereunder or for which it may be required to indemnify the other Company hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02. Control of Tax Contests.

(a) Separate Returns. The Company having the liability for any Tax pursuant to Section 2 hereof shall have exclusive control over the Tax Contest in respect of such Tax liability, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(b) Joint Returns. For purposes of clarity, in the case of any Tax Contest with respect to any Joint Return, MMC shall have exclusive control over the Tax Contest in respect of such Joint Return, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement in respect of such Tax Contest except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. If the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement as a result of a Tax Contest, then the Non-Controlling party shall have the right, at its sole cost and expense, to participate in such Tax Contest and the Controlling Party shall not settle or otherwise resolve such Tax Contest without the Non-Controlling Party’s consent, with such consent not to be unreasonably withheld. In the case of any Tax Contest described in Section 9.02(a) or (b), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(d) Power of Attorney. Each member of the MMI Group shall execute and deliver to MMC (or such member of the MMC Group as MMC shall designate) any power of attorney or other similar document reasonably requested by MMC (or such designee) in connection with any Tax Contest (as to which MMC is the Controlling Party) described in this Section 9. Each member of the MMC Group shall execute and deliver to MMI (or such member of the MMI Group as MMI shall designate) any power of attorney or other similar document requested by MMI (or such designee) in connection with any Tax Contest (as to which MMI is the Controlling Party) described in this Section 9.

Section 10. Effective Date. This Agreement shall be effective as of the date hereof.

Section 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12. Treatment of Payments.

Section 12.01. Treatment of Tax Indemnity Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made by a Company under this Agreement shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability. Except to the extent provided in Section 12.02, any Tax indemnity payment made by a Company under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Company receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 12.02. Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the amount of such payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee resulting from the interest payment being treated as interest expense to the Indemnitor (and deductible to the extent provided by law) and as interest income by the Indemnitee (and includible in income to the extent provided by law).

Section 13. Disagreements.

Section 13.01. Discussion. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the MMC Group and any member of the MMI Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Dispute.

Section 13.02. Escalation. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Company, will be referred for resolution to representatives of the parties at a senior level of management of the parties.

Section 13.03. Referral to Tax Advisor. If the parties are not able to resolve the Dispute through the escalation process referred to above, then the matter will be referred to a Tax Advisor acceptable to each of the Companies to act as an arbitrator in order to resolve the Dispute. In the event that the Companies are unable to agree upon a Tax Advisor within 15 Business Days following the completion of the escalation process, the Companies shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Companies to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Dispute as soon as practical, but in any event no later than 30 Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Companies.

Section 13.04. Injunctive Relief. Nothing in this Section 13 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, MMC and MMI are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of MMC and MMI will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 13.

Section 14. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

Section 15. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16. General Provisions.

Section 16.01. Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 16.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 16.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to MMC:

Marcus & Millichap Company

777 South California Avenue

Palo Alto, CA 94304

If to MMI:

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, CA 91302

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 16.02. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 16.03. Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 16.04. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 16.05. Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 16.06. Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.

Section 16.07. Integration. This Agreement, together with each of the exhibits and schedules appended hereto, contains the entire agreement between the Companies with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax matters covered by this Agreement between or among any member or members of the MMC Group, on the one hand, and any member or members of the MMI Group, on the other hand. All such other agreements, including prior tax allocation or tax sharing agreements between members of the MMC Group and/or members of the MMI Group, shall be of no further effect between the Companies, and the Companies and their Affiliates shall have no remaining rights or obligations existing thereunder. In the event of any inconsistency between this Agreement or any other agreements relating to the transactions contemplated by the Separation Transactions, with respect to the subject matter hereof, the provisions of this Agreement shall control. Each of the Companies is executing this Agreement on behalf of the members of its Group, intending such members to be bound by the terms hereof.

Section 16.08. Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 16.09. No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.10. Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 16.11. Governing Law. The internal laws of the State of California (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 16.12. Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in California, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 16.13. Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 16.14. Subsidiaries. If, at any time, a Company acquires or creates one or more subsidiaries that are includable in such Company’s Group, they shall be subject to this Agreement and all references to such Company’s Group herein shall thereafter include a reference to such subsidiaries.

Section 16.15. Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement, including Section 6.01, were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, including Sections 6.01 and 6.02, and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

Marcus & Millichap Company

By:	/s/ Alexander Yarmolinsky

Title:	Chief Financial Officer

By:	/s/ Robert T. Alden

Title:	Vice President, Finance

Marcus & Millichap, Inc.

By:	/s/ Martin E. Louie
Martin E. Louie, Chief Financial Officer

SIGNATURE PAGE TO TAX MATTERS AGREEMENT